Exhibit 99.1

Chembio Diagnostics Announces Preliminary Estimates of Second Quarter 2020 Revenues

Company to Host Conference Call Tuesday, July 7

HAUPPAUGE, N.Y., July 6, 2020 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leading global point-of-care diagnostic company focused on infectious diseases, today announced its preliminary estimates of revenue results for the quarter ended June 30, 2020.

Total revenues for the three months ended June 30, 2020 are expected to be in the range of $4.5 million to $4.7 million, subject to increase by up to an additional $2.5 million of revenue with respect to products that were shipped outside the United States during the quarter. While Chembio continues to both ship DPP COVID-19 IgM/IgG systems and pursue additional opportunities outside the United States, it also continues to monitor any potential response by other regulators of the FDA’s recent revocation of the EUA for the system. Chembio expects total revenues to be finalized prior to issuance of its financial statements for the quarter and six months ended June 30, 2020. Revenues from Chembio’s COVID-19-related sales for the quarter are estimated to range from $0.8 million to $3.3 million, and inclusive in the high end of the range is the additional $2.5 million of product shipped outside the United States.

Total revenues for the three months ended June 30, 2019 were $9.9 million. The decrease in sales is related to a combination of the impact of the COVID-19 pandemic on historical products and markets, as well as the Company’s shift to address the pandemic with its newly developed product during the three months ended June 30, 2020, combined with seasonally stronger sales of HIV tests to Latin America during the prior year period.

Cash and cash equivalents at June 30, 2020 are estimated to total approximately $36.6 million, including approximately $3.3 of restricted cash and cash equivalents, compared with $11.2 million at March 31, 2020. The increase in cash and cash equivalents compared to the prior quarter reflect the approximate net proceeds from the Company’s secondary equity raise of $28.4 million, offset by capital expenditures, operating costs, and other items.

The estimated range and amounts for revenue results for the second quarter of 2020 and the estimated amount of cash and cash equivalents at June 30, 2020 are preliminary estimates because Chembio’s financial closing procedures for the quarter remain to be performed and other developments may arise by the time the financial results for the quarter are completed. Until Chembio releases its second quarter operating results during the first week of August 2020, the preliminary results described in this press release are estimates only and are subject to revisions that could cause the final results to differ materially. Chembio undertakes no responsibility to update its preliminary estimates in the interim.

Conference Call Information
Chembio will host a conference call on Tuesday, July 7, 2020, at 8:00 am (Eastern time) to discuss the information described in those press releases and related business and financial matters. Interested parties can participate in the conference call by dialing 877-407-0778 (U.S. toll-free) or 201-689-8565 (international) or joining a live audio webcast available at www.chembio.com/investors/calendar-of-events/. Following the call, a replay of the call is expected to be available through July 10, 2020, by dialing 877-481-4010 (U.S. toll-free) or 919-882-2331 (international), conference ID code 35572, or by accessing  www.chembio.com/investors/calendar-of-events/.

About Chembio Diagnostics
Chembio is a leading point-of-care diagnostics company focused on detecting and diagnosing infectious diseases, including COVID-19, sexually transmitted disease, and fever and tropical disease. The company’s proprietary DPP technology platform, which uses a small drop of blood from the fingertip or alternative sample types, provides high-quality, cost-effective results in approximately 15 minutes. Coupled with Chembio’s extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease. Chembio’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

DPP is Chembio’s registered trademark. For convenience, this trademark appears in this release without ® symbols, but that practice does not mean that Chembio will not assert, to the fullest extent under applicable law, its rights to the trademark.

Contact:
Philip Taylor
Gilmartin Group
(415) 937-5406
investor@chembio.com